                                 EXHIBIT 22

                                                                 EXHIBIT 22

                       LIST OF SUBSIDIARY CORPORATIONS
                          ARKANSAS BEST CORPORATION

The Registrant owns and controls the following subsidiary corporations:

                                          Jurisdiction of    % of Voting
             Name                          Incorporation   Securities Owned

Subsidiary of Arkansas Best Corporation:
  ABF Freight System, Inc.                    Delaware            100
  Treadco, Inc.                               Delaware           45.9
  ABC-Treadco, Inc.                           Arkansas            100
  Data-Tronics Corp.                          Arkansas            100
  Clover Insurance Company, Ltd.              Bermuda             100
  Arkansas Underwriters Corporation           Arkansas            100
  Advertising Counselors, Inc.                Arkansas            100
  ABF Cartage, Inc.                           Delaware            100
  ABF Farms, Inc.                             Arkansas            100
  Land-Marine Cargo, Inc.                     Puerto Rico         100
  Integrated Distribution Systems, Inc.       Arkansas            100
  ABF Freight System Canada, Ltd.             Canada              100
  ABF Freight System de Mexico, Inc.          Delaware            100
  Best Logistics, Inc.                        Delaware            100

Subsidiary of ABF Freight System, Inc.:
  ABF Freight System (B.C.), Ltd.             British Columbia    100

Subsidiary of Treadco, Inc.:
  Trans World Casings, Inc.                   Delaware            100
